Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-3 No. 333-234542) of Wynn Resorts, Limited,
2.Registration Statement (Form S-8 No. 333-239579) pertaining to the 2014 Omnibus Incentive Plan of Wynn Resorts, Limited, and
3.Registration Statement (Form S-8 No. 333-196113) pertaining to the 2014 Omnibus Incentive Plan of Wynn Resorts, Limited;

of our reports dated February 28, 2022 with respect to the consolidated financial statements and schedule of Wynn Resorts, Limited and the effectiveness of internal control over financial reporting of Wynn Resorts, Limited, included in this Annual Report (Form 10-K) of Wynn Resorts, Limited for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Las Vegas, Nevada
February 28, 2022